UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2010

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On March 2, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Electronics For Imaging, Inc. (the “Company”) approved the 2010 performance-based equity bonus program (the “Program”) for the Company’s named executive officers (each, an “NEO” and together, the “NEOs”). For 2010, each NEO is eligible to be paid a bonus based on a target percentage of such officer’s 2010 annual base salary excluding the voluntary salary reductions implemented in 2009 (the “base salary”). The 2010 bonus target amounts of Messrs Gecht, Rosenzweig and Ritchie were set at 105%, 95% and 75%, respectively, of their base salary. Based upon the Company’s performance against the 2010 revenue and non-GAAP operating income targets, the 2010 bonus will be paid through the vesting of performance-based restricted stock units approved in lieu of a cash bonus program. Each NEO’s 2010 performance-based equity bonus will be 60% based on the achievement of targets relating to the Company’s non-GAAP operating income and 40% based on the achievement of Company revenue targets, subject in each case to the Company’s achieving a minimum threshold for non-GAAP income determined by the Compensation Committee.

In execution of the Program, the Compensation Committee approved the grants of restricted stock unit awards to the NEOs under the Company’s 2009 Equity Incentive Award Plan, with the aggregate number of units subject to each NEO’s awards being determined by dividing the NEO’s target bonus by the closing price of the Company’s common stock on the trading day immediately preceding the grant date. The awards will vest in full or on pro-rata basis, if and as applicable, upon confirmation that the vesting conditions set forth therein have been satisfied.

The text of the Program is attached as Exhibit 10.1 and is incorporated by reference herein. The foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	EFI 2010 Executive Team Performance Bonus Program.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 4, 2010	ELECTRONICS FOR IMAGING, INC.

	By:	/s/ JOHN RITCHIE
	Name:	John Ritchie
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	EFI 2010 Executive Team Performance Bonus Program.